Exhibit (c)(3)

 CONFIDENTIAL  PBF Energy Board Presentation  July 26, 2022

 CONFIDENTIAL  Important Notice  This presentation (this “Presentation”) was prepared by Barclays Capital Inc. (“we” or “Barclays”), at the request of PBF Energy Inc. (the “Company”) in the context of an evaluation of the potential transaction further described herein. This Presentation is the intellectual property of Barclays and was prepared exclusively by Barclays in order to assist the Company in the context of an evaluation of the potential transaction further described herein. The effective date of this Presentation is July 22, 2022 and it is valid only for the date specified herein.  Barclays has received financial and operating information with respect to the business, operations and prospects of PBF Logistics LP (the “Target”), including financial projections of the Target prepared by management of the Company based on such information (the “Company Target Projections”), which were used in this Presentation. With respect to the Company Target Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Target and that the Target will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such assumptions, projections and forecasts or estimates or the assumptions on which they are based.  In addition, in connection with the Presentation we have reviewed (a) a comparison of the historical financial results and present financial condition of the Target and the Company with those of other companies that we deemed relevant, (b) a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that we deemed relevant, and (c) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and the Target.  Barclays may also have obtained information not made available by the Company, including, among other items, demographic, macroeconomic, regulatory, and market information related to the Target and its business mentioned in this Presentation from acknowledged and reliable public sources or from sources that to Barclays’ best knowledge were considered reliable.  Barclays did not conduct any independent verification of any such information or any other information received from the Company or the Target involved in the execution of this Presentation. Barclays does not assume liability or responsibility for the precision, accuracy, or completeness of such information, nor does it express any opinion about the reliability of the information supplied and highlights that any errors or changes in such information could significantly affect Barclays’ analysis. In addition, in preparing this Presentation, we have not conducted a physical inspection of the properties and facilities of the Company or the Target and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or the Target.  Barclays’ work does not intend to be an audit of financial statements or any other information supplied to us by the Company or the Target. Our work took into account the relevance of each item, and therefore assets, rights, and obligations of low relative relevance may not have been the object of detailed analysis.  During the preparation of this Presentation, Barclays has adopted as an assumption, with the express consent of the Company, the reliability, accuracy, veracity, completeness, sufficiency, and integrity of all data which was prepared or discussed, and Barclays has not made or obtained any independent evaluation or appraisal of the assets or liabilities of the Company or the Target or their solvency and has further relied upon the assurances of the management of the Company and the Target that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading.  The estimates and forecasts contained in this Presentation are inherently subject to uncertainties and various events or factors that are beyond the control of the Company and the Target, as well as of Barclays, especially those whose occurrence depend on future and uncertain events. There is no guarantee that the estimates and projections used in this Presentation will be effectively achieved.  The information herein contained relating to the accounting and financial position of the Company, the Target and their markets, are those available as of July 21, 2022 unless otherwise stated herein. Any changes in those positions can affect the results of this Presentation. Barclays does not assume any obligation of updating, reviewing, reaffirming or amending this Presentation, as a result of disclosure of any subsequent information after the date hereof or as result of any other subsequent event or circumstances that may occur after the date of this Presentation.  This Presentation was generated according to the economic and market conditions, among others, existing on the date of its preparation, so the conclusion presented is subject to variations of several factors, over which Barclays does not have any control. There is no guarantee that the assumptions, estimates, forecasts, partial or total results, or conclusions used or presented in this Presentation will be effectively reached or verified, in part or in whole. The future results of the Company and the Target may be different from the results included in the projections, and differences may be significant, as a result of several factors, including, but not limited to, changes in the market conditions.  This Presentation was prepared to assist the Company in evaluating the Target, but it does not intend to be the only reference for such evaluation, and is not in any way a guarantee in relation to the past or future performance of the Company or the Target nor a formal appraisal, and therefore, it does not contain all the information necessary for such objective, and consequently does not represent nor constitute a proposal, solicitation, suggestion, advice, recommendation, fairness opinion or solvency opinion by Barclays in connection with the proposed transaction referred to herein or any other transaction related to such transaction, as such decision is the sole responsibility of the Company, and Barclays does not assume any responsibility for such decision.  The Company shall make its own analysis in relation to any transaction involving the Target, and shall consult its own accounting, tax, and legal advisors before making its own decision about such transaction.  This Presentation is confidential and cannot be circulated, copied, published, reproduced or used in any form, neither can it be archived, included or referenced, in whole or in part, in any document, without the previous written consent of Barclays. Barclays highlights that its services do not include advisory services of any nature, such as legal, tax or accounting. Barclays accepts no liability whatsoever for any losses arising from the use of this Presentation or reliance on information contained herein.  This Presentation shall be read and interpreted according to the restrictions and qualifications previously mentioned. The reader shall take into account the restrictions and characteristics of the information sources utilized.  1

 CONFIDENTIAL  Executive Summary

 CONFIDENTIAL  Situation Overview  1. Calculated on a total of 62,732,078 PBFX common units outstanding as 6/30/2022 per PBF Management estimates provided on 7/14/2022.  Situation Update  On June 28, 2022, PBF Energy Inc. (including its subsidiaries other than PBF Logistics LP (NYSE: PBFX) and PBF Logistics GP LLC, its general partner (“PBFX GP”), the “Companies” or “PBF”) (NYSE: PBF) sent an initial proposal to the Conflicts Committee of PBFX GP to acquire all of the outstanding common units of PBFX not already owned by the Companies  Prior to that, on June 24, 2022, PBF had filed a 13D amendment noting the approval from the PBF Board of Directors to negotiate the terms of a potential business transaction with the PBFX GP Conflicts Committee, including delivery of a non-binding offer, which was later made on June 28, 2022  Currently, there are 32.8 million common PBFX units outstanding and not owned by the Companies (the “Public Units”), representing ~52% of the total common units outstanding (1)  On July 7, 2022, PBF management conducted an in-person management presentation for the PBFX GP Conflicts Committee  Attended by financial and legal advisors to PBF and the PBFX GP Conflicts Committee  Management has continued to provide responses to the PBFX GP Conflicts Committee diligence requests, including providing access to a Virtual Data Room (VDR)  On July 19, 2022, the Conflicts Committee of PBFX GP responded to the initial proposal submitted on June 28, 2022 with a counter proposal  Initial Proposal  Consideration for the Public Units consisted of $7.82 in cash and 0.221 PBF shares for each issued and outstanding Public Unit  Implied a 0% premium to PBFX based on 30-day VWAPs as of 6/27/22 of approximately $35.42 per share and approximately $15.64 per unit for PBF and PBFX, respectively  Accepted Counter Proposal  PBFX GP Conflicts Committee counter proposal consisted of $9.25 in cash and 0.270 PBF shares for each issued and outstanding Public Unit  Implied premium of 2.4% based on current share / unit prices and 6.3% based on the 30-Day VWAP as of 7/21/2022  Implied premium of 22.7% relative to undisturbed PBFX unit price of $13.35 (closing price prior to the 6/24/2022 13D filing)  Approvals  Transaction agreement will require:  PBF Board and PBFX Board approvals  Affirmative recommendation of PBFX GP Conflicts Committee and PBF Audit Committee  PBFX unitholder vote (majority approval required, which “majority” includes the ~48% (1) currently owned by the Companies)  1  2  3  4  2

 CONFIDENTIAL  Transaction Rationale and Considerations  Provides flexibility in capital allocation to maximize  Benefits shareholder value and improves access to capital  Strong cash flow profile of combined entity will enable the company to fund growth across the organization  Simplifies PBF’s corporate structure and reduces public company costs  Improved ability to execute PBFX’s future strategic plans after eliminating administrative, compliance and cost burdens of running a separate public company  Ability to fully optimize operations between refining and logistics assets free from pressures imposed on a publicly traded partnership as a standalone entity with regard to operating results and quarterly reporting requirements  Potential for PBF to receive a “step-up” to shield a portion of future taxable income at the pro forma entity  Ability to unlock full value of midstream assets at PBFX and improves access to capital through a more efficient capital structure  Opportunity for PBFX unitholders to participate in the prospects of a larger, more diversified entity  Higher trading liquidity   Buy-in potentially at a premium to current unit price  Considerations  Loss of MLP strategic optionality   Potential share price volatility generated by investor turnover if PBFX unitholders exit PBF investment   Taxable transaction to PBFX unitholders   PBF currently does not pay a dividend   Holding PBF stock consideration may be inconsistent with PBFX investors’ investment objectives  3  PBFX  PBF

CONFIDENTIAL

PBF / PBFX | Financial Forecast Comparison

Management Projections vs. Equity Analyst Consensus

Overview

- PBF forecasts vary significantly between management and research projections
  - Research community currently not realizing degree of upside in current refining pricing environment
  - Potential for significant value creation when analysts and market realize cash flow generation and deleveraging efforts
- PBFX's fixed-fee, contracted profile more easily understood by research community
  - Management forecast is highly aligned with research in the near-term
  - PBFX lightly covered by research community with limited readily available research

Financial Forecast Summary

($ in mm, except per share / unit data)	2022E		2023E	
	PBF	PBFX	PBF	PBFX
EBITDA:				
Management	$3,988	$212	$2,073	$215
Adjusted Consensus / Wall Street Research (1)	$3,025	218	1,480	222
Difference (%)	***32%***	***(3%)***	***40%***	***(3%)***
EPS:				
Management	$16.62	$2.12	$7.52	$2.04
Adjusted Consensus / Wall Street Research (1)	$13.28	$2.12	$3.99	$2.21
Difference ($)	***$3.34***	***($0.00)***	***$3.53***	***($0.17)***
Difference (%)	***25%***	***(0%)***	***89%***	***(8%)***
Adj. CFPS: (2)				
Management	$23.90		$8.65	
Adjusted Consensus	$18.79		$8.58	
Difference ($)	***$5.11***		***$0.07***	
Difference (%)	***27%***		***1%***	
DCF / LP Unit				
Management		$2.60		$2.40
Wall Street Research		$2.65		$2.73
Difference ($)		***($0.05)***		***($0.33)***
Difference (%)		***(2%)***		***(12%)***
Dividend per Share / Distribution per Unit				
Management	- (3)	$1.20	-	$1.20
Adjusted Consensus / Wall Street Research (1)	-	$1.20	-	$1.20
Difference ($)	***-***	***$0.00***	***-***	***$0.00***
Difference (%)	***NA***	***0%***	***NA***	***0%***

Source: Projections per PBF Management provided on 7/14/2022.

1. *PBF research based on adjusted consensus reflecting median estimates of selected equity research analysts publishing within the last 30 days. PBFX research based on Wall Street research.*
2. *Adj. CFPS is adjusted to remove distributions on Public Units. Management Adj. CFPS calculated based on PBFX distributions provided by PBF management applied to Public Units outstanding for respective year ends from Management projections as of 7/14/2022. Research Adj. CFFO calculated as research CFFO net of PBFX distributions per Wall Street research applied to Public Units outstanding for respective year ends from Management projections. Adj. CFPS based on Adj. CFFO per share based on shares outstanding from Management projections.*
3. *PBF suspended its dividend starting in Q1 of 2020.*

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 CONFIDENTIAL  PBF / PBFX | Relative Trading Performance  July 21, 2022: PBF accepted the counter proposal from the Conflicts Committee of PBF Logistics GP LLC  (Indexed Price)  Relative Trading Performance Since 2020  Key Dates  3  1 June 24, 2022: PBF publicly files 13D announcing authorization of officers to communicate, discuss and negotiate the terms of a potential business transaction with the Conflicts Committee of the board of directors of PBFX  2 June 28, 2022: PBF communicates initial proposal to the Conflicts Committee of PBF Logistic GP LLC  3 July 19, 2022: Conflicts Committee of PBF Logistics GP LLC responded verbally to the initial proposal with a counter proposal  6/24/2022: PBF  files 13D  Source: FactSet as of 7/21/2022. Calculations based on calendar days.  7/21/2022: PBF  accepts offer  1  2  4  4  Recent Trading Performance Since:  Counteroffer (7/19/2022)  (2%)  (7%)  Initial Offer (6/28/2022)  2%  (22%)  13D Filing(1)  20%  (14%)  45-Day  (8%)  (34%)  90-Day  1%  (1%)  1 Year  16%  153%  2 Years  68%  200%  1.  Reflects performance as of the closing price prior to the 6/24/2022 13D filing.  5

CONFIDENTIAL

PBFX / PBF | Historical Exchange Ratio Analysis

"Heads-Up" Exchange Ratio (PBFX / PBF)


Better for PBFX
Better for PBF
2.00x
1.75x
1.50x
1.25x
1.00x
0.75x
0.50x
0.25x
7/21/2017
10/19/2018
1/20/2020
4/20/2021
7/21/2022
2-Year Average 0.8317x
1-Year Average 0.7814x
5-Year Average 0.6918x
Accepted Offer 0.6201x
Current 0.6056x

Implied Premium Analysis

Period (1)	PBFX ($/unit)	PBF ($/share)	"Heads-Up" Exchange Ratio	Prem. / (Disc.) to Historical Exchange Ratio 0.6201x (2)	Implied Prem. / (Disc.) to Historical Share Price $16.38 (3)
Current (7/21/2022)	**$16.00**	**$26.42**	**0.6056x**	**2.4%**	**2.4%**
5-Day VWAP	$16.34	$26.91	0.6072x	2.1%	0.3%
10-Day VWAP	$16.24	$27.40	0.5925x	4.7%	0.9%
20-Day VWAP	$15.63	$29.24	0.5347x	16.0%	4.8%
30-Day VWAP	$15.41	$32.27	0.4776x	29.9%	6.3%
60-Day VWAP	$15.67	$32.63	0.4804x	29.1%	4.5%
90-Day VWAP	$15.38	$30.13	0.5103x	21.5%	6.6%
180-Day VWAP	$14.82	$26.51	0.5592x	10.9%	10.5%
1-Year Average	$13.86	$17.74	0.7814x	(20.6%)	18.2%
2-Year Average	$11.67	$14.03	0.8317x	(25.4%)	40.4%
5-Year Average	$14.60	$21.10	0.6918x	(10.4%)	12.2%

Source: FactSet as of 7/21/2022.
1. *Calculations based on trading days.*
2. *Represents premium or discount of implied exchange ratio of the accepted offer to historical exchange ratios.*
3. *Reflects consideration of 0.270 newly issued Class A Common Stock and $9.25 per each PBFX unit per accepted offer.*

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 CONFIDENTIAL  5.7x  4.6x  2.6x 2.6x  2.5x 2.5x  5.0x  3.3x  4.4x 4.3x  4.1x 3.9x  3.0x 2.9x  0.0x  2.0x  4.0x  6.0x  8.0x  7.5%  10.9%  8.3%  7.9%  7.7%  7.3%  0.0%  3.0%  6.0%  9.0%  12.0%  7.1%  13.1%  13.6%  13.8%  8.1%8.0% 7.8%  7.6%  7.3%6.9%  8.9%  5.2%5.8%  15% 13.4%  0%  5%  10%  20%  7.2x  11.1x  9.5x  8.7x  7.1x  7.0x 6.9x  7.9x  10.3x 9.9x  9.0x  7.5x  8.6x 8.3x  0.0x  4.0x  8.0x  12.0x  16.0x  PBFX | Relative Valuation  EV / EBITDA  Debt / EBITDA  Q1’22 Distribution Yield  Unlevered FCF Yield(2)  EV / 2022E EBITDA  EV / 2023E EBITDA  Debt / 2022E EBITDA  Debt / 2023E EBITDA  2022E Unlevered FCF Yield  2023E Unlevered FCF Yield  PBFX valued at a discount relative to peers  2022E  Median: 7.3%  2023E  7.3%  2022E  Median: 4.4x  2023E  3.9x  2022E  Median: 9.5x  2023E  8.3x  Median: 7.9%  Management (1) Research (1)  Source: Company filings, FactSet, and Wall Street research as of 7/21/2022. Represents PBFX common units and balance sheet data as of 6/30/2022 per Management as of 7/14/2022. Excludes 911,290 Phantom Units.  PBFX Management projections based on projections provided by PBF management as of 7/14/2022. PBFX research based on Wall Street research.  Calculated unlevered FCF (pre-dividend) divided by enterprise value as of 7/21/2022.  Coverage based on PBF Management projections.  Management (1) Research (1)  Management (1) Research (1)  2022E Coverage  2.17x(3)  1.99x  1.73x  1.41x  1.49x  2.77x  7

 CONFIDENTIAL  Selected Precedent Transactions  Source: Public filings, company presentations and Wall Street research.  Precedent MLP Transaction Multiples  Buyer  Seller  Date  (2)  EV  FY + 1 Multiple  Sprague Resource Holding  s  3/25/20  $159mm  ~10.2x  ®  9/16/19  $4.3Bn  ~9.0x  5/10/19  $10.3Bn  ~12.0x  1/31/19  $6.3Bn  ~12.3x  11/26/18  $536mm  ~10.6x  10/22/18  $13.2Bn  ~11.5x  8/29/17  $657mm  ~11.5x  9/6/16  $43.1Bn  ~14.3x  3/17/16  $12.0Bn  ~18.0x  7/13/15  $20.4Bn  ~19.0x  10/13/14  $5.9Bn  ~19.5x  10/1/14  $4.6Bn  Mean (Post-2016) Median (Post-2016)  ~24.7x  11.0x  11.5x  8

CONFIDENTIAL

Selected Precedent Transactions *(cont'd)*

Selected MLP Buy-in Transactions Since 2017

Announced Date	Acquirer	Target	Total Transaction Value ($MM)[1]	Enterprise Value: Acquirer	Enterprise Value: Target	Initial Price Offered	Initial Premium Offered	Final Price	Premium Paid (Days Prior to Initial Ann.)[2]: 1-Day	Premium Paid (Days Prior to Initial Ann.)[2]: 30-Day	Premium Paid (Days Prior to Final Ann.)[3]: 1-Day	Premium Paid (Days Prior to Final Ann.)[3]: 30-Day	Consideration	Process
4/22/2022	Ergon	Blueknight Energy Partners	$400	NA	$595	$3.32	0.9%	$4.65	41.3%	49.0%	2.0%	38.8%	100% Cash	Ann. then Negotiate
10/27/2021	Phillips 66	Phillips 66 Partners	$3,466	$16,829	$13,076	$32.57	0.0%	$41.11	4.8%	13.7%	4.8%	13.7%	100% Unit Exchange	Negotiate then Ann.
8/5/2021 [4]	bp	BP Midstream Partners LP	$874	$126,182	$1,694	$13.01	0.0%	$15.12	16.2%	3.3%	17.1%	15.4%	100% Unit Exchange	Ann. then Negotiate
2/5/2021 [5]	Chevron	Noble Midstream Partners	$1,149	$201,401	$2,872	$12.47	0.0%	$14.56	16.7%	28.3%	(3.3%)	16.5%	100% Unit Exchange	Ann. then Negotiate
10/5/2020 [6]	TC Energy	TC PipeLines, LP	$2,829	$74,892	$3,361	$27.31	5.4%	$30.95	19.5%	4.5%	0.6%	6.3%	100% Unit Exchange	Ann. then Negotiate
7/27/2020	CNX	CNX Midstream Partners LP	$693	$4,419	$1,312	$8.38	4.5%	$8.47	28.1%	19.6%	28.1%	19.6%	100% Unit Exchange	Negotiate then Ann.
11/26/2018	ArcLight	TransMontaigne Partners LP	$536	NA	$1,246	$38.00	4.4%	$41.00	12.6%	7.4%	12.6%	7.4%	100% Cash	Negotiate then Ann.
11/8/2018	Western Gas Equity Partners, LP	Western Gas Partners, LP	$8,965	$7,251	$12,230	$43.77	5.0%	$50.33	7.6%	7.2%	7.6%	7.2%	100% Unit Exchange	Negotiate then Ann.
10/18/2018	Valero	Valero Energy Partners LP	$1,850	$50,344	$3,660	$40.00	10.7%	$42.25	6.0%	18.6%	6.0%	18.6%	100% Cash	Negotiate then Ann.
9/19/2018 [7]	Dominion Energy	Dominion Midstream Partners	$2,634	$86,611	$6,683	$17.75	0.0%	$18.22	2.6%	13.5%	0.5%	(1.3%)	100% Unit Exchange	Ann. then Negotiate
8/1/2018	Energy Transfer	Energy Transfer Partners	$60,345	$26,932	$80,353	$21.32	5.0%	$23.59	11.2%	23.5%	11.2%	23.5%	100% Unit Exchange	Negotiate then Ann.
5/29/2018 [8]	CVR Energy	CVR Refining	$300	$5,332	$3,262	$21.86	(1.1%)	$21.86	(1.1%)	23.9%	(1.1%)	23.9%	100% Unit Exchange	Tender Offer
5/17/2018 [9]	Enbridge	Spectra Energy Partners	$4,779	$123,056	$27,256	$33.10	0.0%	$40.00	20.8%	13.3%	5.7%	9.9%	100% Unit Exchange	Ann. then Negotiate
5/17/2018 [10]	Enbridge	Enbridge Energy Partners, L.P.	$10,010	$121,978	$14,694	$10.08	0.0%	$11.48	13.9%	7.5%	2.1%	(0.4%)	100% Unit Exchange	Ann. then Negotiate
5/17/2018	Williams	Williams Partners L.P.	$15,105	$29,816	$55,383	$36.94	5.2%	$40.89	6.4%	12.1%	6.4%	12.1%	100% Unit Exchange	Negotiate then Ann.
3/27/2018	Tallgrass Energy GP	Tallgrass Energy Partners	$3,224	$3,418	$4,942	$41.34	(0.5%)	$35.42	0.6%	(10.0%)	0.6%	(10.0%)	100% Unit Exchange	Negotiate then Ann.
11/8/2017	Delek	Alon USA Partners	$173	$6,613	$845	$11.80	3.0%	$13.92	3.0%	19.8%	3.0%	19.8%	100% Unit Exchange	Negotiate then Ann.
						Mean	2.5%		12.4%	15.0%	6.1%	13.0%		
						Median	0.9%		11.2%	13.5%	4.8%	13.7%		
						High	10.7%		41.3%	49.0%	28.1%	38.8%		
						Low	(1.1%)		(1.1%)	(10.0%)	(3.3%)	(10.0%)		

Source: Price data per FactSet. Transaction value and consideration paid based on public filings, company press releases, and investor presentations.

1. *Transaction value includes only un-affiliated and proportional net debt.*
2. *Premium paid to initial announcement represents the premium based on the final agreed upon price relative to the original offer's unaffected date.*
3. *Premium paid to final announcement represents the premium based on the final agreed upon price relative to the final announcement's unaffected date.*
4. *BP / BP Midstream Partners LP based on revised offer announced 12/20/2021. Premium paid based on closing price prior to original announcement on 8/4/2021.*
5. *Chevron / Noble Midstream Partners based on revised offer announced 3/5/2021. Premium paid based on closing price prior to original announcement on 2/4/2021.*
6. *TC Energy / TC Pipeline based on revised offer announced 12/15/2020. Premium paid based on closing price prior to original announcement on 10/5/2020.*
7. *Dominion Energy / Dominion Energy Midstream based on revised offer announced 11/23/2018. Premium paid based on closing price prior to original announcement on 9/8/2018.*
8. *Reflects the 5/29/18 exchange offer; CVI announced it would exercise the call right on 1/17/19.*
9. *Enbridge / Spectra premiums based on revised offer announced on 8/24/2018. Enbridge price performance based on original announcement on 5/17/2018.*
10. *Enbridge / Enbridge Energy Partners based on revised offer announced 9/18/2018. Enbridge price performance based on original announcement on 5/17/2018.*

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CONFIDENTIAL

PBF / PBFX | Purchase Price Ratio Analysis

Purchase Price Ratio Analysis

($ in millions)

		PBF		Implied Premium to Current PBFX Unit Price		Precedent Premium		
		Current		Current	Accepted offer	Median	Median	
Share / Unit Price		$26.42		$16.00	$16.38			
Premium / (Discount) to Current (7/21/2022)	*$26.42*		*$16.00*	*-*	*2.4%*	*12%*	*11%*	
Premium / (Discount) to Undisturbed Price	*$30.81*	*(14.2%)*	*$13.35*	*19.9%*	*22.7%*			
Premium / (Discount) to 52-Week High	*$44.12*	*(40.1%)*	*$17.51*	*(8.6%)*	*(6.4%)*			
Premium / (Discount) to 30-Day VWAP [(1)]	*$32.27*	*(18.1%)*	*$15.41*	*3.8%*	*6.3%*			
Premium / (Discount) to Median Analyst Target Price	*$36.50*	*(27.6%)*	*$16.50*	*(3.0%)*	*(0.7%)*			
Shares / Units Outstanding		125.7 [(2)]		62.7 [(2)]	62.7			
Implied Equity Value		**$3,320**		**$1,004**	**$1,028**			
Plus: Debt		3,268		553	553			
Less: Cash		(2,174)		(31)	(31)			
Plus: NCI		524 [(3)]		-	-			
Implied Enterprise Value		**$4,938**		**$1,526**	**$1,550**			
Public Units Outstanding				32.8	32.8			
Total Value of Public Units				**$524**	**$537**			
						Trading Comparables [(4)]		
Implied Exchange Ratio				0.6056x	0.6201x			
Management [(5)]								
EV as a Multiple of EBITDA	**PBF Statistic**		**PBFX Statistic**			**Peer Median**	**Peer Mean**	**Transaction Comparables**
2022E	$3,988	1.2x	$212	7.2x	7.3x	9.5x	9.6x	11.5x
2023E	2,073	2.4x	215	7.1x	7.2x	8.3x	8.5x	
Equity Value as a Multiple of:								
2022E Adj. CFPS	$23.90	1.1x	$2.72	5.9x	6.0x	7.5x	6.8x	
2023E Adj. CFPS	$8.65	3.1x	$2.66	6.0x	6.2x	6.1x	6.1x	
2022E EPS	$16.62	1.6x	$2.12	7.6x	7.7x	14.3x	34.3x	
2023E EPS	$7.52	3.5x	$2.04	7.8x	8.0x	10.3x	10.9x	
Research [(5) (6)]								
EV as a Multiple of EBITDA	**PBF Statistic**		**PBFX Statistic**			**Peer Median**	**Peer Mean**	
2022E	$3,025	1.6x	$218	7.0x	7.1x	9.5x	9.6x	
2023E	1,480	3.3x	222	6.9x	7.0x	8.3x	8.5x	
Equity Value as a Multiple of:								
2022E Adj. CFPS	$18.79	1.4x	$3.31 [(7)]	4.8x	4.9x	7.5x	6.8x	
2023E Adj. CFPS	$8.58	3.1x	$3.14	5.1x	5.2x	6.1x	6.1x	
2022E EPS	$13.28	2.0x	$2.12	7.5x	7.7x	14.3x	34.3x	
2023E EPS	$3.99	6.6x	$2.21	7.2x	7.4x	10.3x	10.9x	

Source: Projections per PBF Management as of 7/14/2022. Market data as of 7/21/2022. Balance sheet data as of 6/30/2022 per management estimates.

1. *Calculation based on trading days.*
2. *PBF and PBFX diluted shares outstanding per management as of 6/30/2022. Excludes 911,290 Phantom Units and reflects a total of 62,732,078 PBFX common units outstanding as 6/30/2022 per PBF Management provided estimates on 7/14/2022.*
3. *Reflects market value of public interest in respective MLPs. Calculated based on PBFX Public Units outstanding of 32,778,447 as 6/30/2022 per PBF Management provided estimates on 7/14/2022 and the unit price of $16.00 as of 7/21/2022.*
4. *Peers include DKL, HESM, GEL, HEP, and NS. PBFX and Peer Adjusted CFPS per FactSet consensus.*
5. *Adj. CFPS is adjusted to remove distributions on Public Units. For Management estimates, calculated based on PBFX distributions provided by Management applied to Public Units outstanding for respective year ends from PBF Management projections as of 7/14/2022. For Research estimates, calculated based on PBFX distributions per Wall Street research applied to Public Units outstanding for respective year ends from PBF Management projections as of 7/14/2022.*
6. *PBF research based on adjusted consensus reflecting median estimates of selected equity research analysts publishing within the last 30 days. PBFX research based on Wall Street research.*
7. *Based on FactSet consensus.*

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 CONFIDENTIAL  Appendices

 CONFIDENTIAL  Financial Forecast

CONFIDENTIAL

PBF / PBFX | Forecast Summary

PBF Energy

($ in millions, except per share data)

	2022E	2023E	2024E	2025E	2026E	2027E	'22E-'27E CAGR
EBITDA	$3,988	$2,073	$2,151	$2,048	$1,902	$1,803	(14.7%)
Adj. CFFO (1)	$3,007	$1,113	$1,439	$1,338	$1,354	$1,268	(15.9%)
Adj. CFPS (1)	$23.90	$8.65	$11.05	$10.16	$10.16	$9.41	(17.0%)
Dividend / Share (2)	-	-	-	-	-	-	NA
Total Capex / Acquisitions	$631	$612	$612	$612	$613	$613	
Net Debt / EBITDA (3)	0.1x	0.0x	NM	NM	NM	NM	

PBF Logistics

($ in millions, except per unit data)

	2022E	2023E	2024E	2025E	2026E	2027E	'22E-'27E CAGR
EBITDA	$212	$215	$222	$226	$177	$173	(4.0%)
Distributable Cash Flow	$166	$153	$168	$172	$123	$119	(6.4%)
Cash Coverage Ratio	2.17x	2.00x	2.19x	2.23x	1.59x	1.54x	(6.7%)
Distribution / LP Unit	$1.20	$1.20	$1.20	$1.20	$1.20	$1.20	0.0%
Total Capex	$15	$12	$12	$12	$13	$13	
Net Debt / EBITDA	2.4x	2.0x	1.5x	1.0x	1.0x	0.7x	

Source: PBF Management projections provided on 7/14/2022.

1. *Adj. CFFO and Adj. CFPS is adjusted to remove distributions on Public Units. Calculated based on PBFX distributions provided by Management applied to Public Units outstanding for respective year ends per PBF Management projections as of 7/14/2022.*
2. *PBF suspended its dividend starting in Q1 of 2020.*
3. *NM reflects values below zero. PBF Management estimates reflect negative net debt between 2024 and 2027.*

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 CONFIDENTIAL  PBFX | Corporate Adjustments  Source: Company filings and PBF Management.  Per PBFX 10-Q filed for the period ending 3/31/22.  PBF Management provided estimates on 7/14/2022.  Balance Sheet  PBFX Market Value  Share Price (as of 7/21/2022)  $16.00  Total PBFX Units Outstanding  62.7  Implied Equity Value  $1,004  Plus: Debt  553  Less: Cash  (31)  Plus: NCI  -  Implied Enterprise Value  $1,526  PBFX Unit Count Summary (2)  Common Units Outstanding (Public) Common Units Outstanding (PBF)  32,778,447  29,953,631  Total Units  Phantom Units  62,732,078  911,290  (US$ in millions)  10-Q  3/31/22 (1)  Management 6/30/22E (2)   Assets   PBFX Cash PP&E (Net) Other Assets  Total Assets  $53 779   70  $9   Liabilities   PBFX Debt Other Liabilities  Total Liabilities  Shareholders' Equity Total Liab  PB  12

 CONFIDENTIAL  Overview  Source: PBF Management as of 7/14/2022.  13  PBFX | Management Forecast Assumptions  The estimates used in this forecast have been prepared by PBF Management and are internal estimates, which have not been released to the public  PBFX Forecast Assumptions  Assume all current contracts grow at inflation, assumed to be 3.0% in 2023 and 2.0% onward, except Delaware City Rail (“DCR”) and Torrance Valley Pipeline (“TVP”)  DCR and TVP assumed to step down in 2026 to volumes in line with current utilization at current rates adjusted for inflation  No forecasted drop downs or third-party acquisitions  No equity issued  Revolver paid down to $30 million dollars in Q2 2022 with cash flow from operations  2023 Senior Notes assumed to be redeemed 1/1/2023  Replaced with $525mm term loan  7.25% interest rate  1% mandatory amortization and 1.50% refinancing fees

 CONFIDENTIAL  Comparable Companies

 CONFIDENTIAL  PBFX | Relative Price Performance  PBFX has meaningfully outperformed its core peers over the past year  Trading Performance: Last Two Years  (Indexed Price Performance)  Source: FactSet as of 7/21/2022.  1. Represents calendar days.  Recent Trading Performance (1)  AMZ  6%  30-Day 16%  45-Day (8%)  YTD  Last 2 Year  14

CONFIDENTIAL

Trading Comparables | Selected MLP Comparables

Trading Comparables

($USD in millions except per unit data)	PBF Research	Energy Transfer	Enterprise Products Partners L.P.	MPLX	Plains All American Pipeline	Western Midstream	DCP Midstream	Hess Midstream Partners	Crestwood	NuStar Energy LP	Genesis Energy	Holly Energy Partners	Delek Logistics	Median
Unit Price as of 7/21/22	$16.00	$10.36	$25.71	$30.53	$10.70	$26.40	$31.26	$28.52	$25.96	$14.70	$8.17	$16.86	$49.71	
% of 52-week high (Close)	91%	84%	90%	87%	89%	90%	79%	82%	80%	82%	62%	78%	86%	83%
Fully Diluted Units Outstanding	63 (1)	3,086	2,180	1,012	703	403	208	250	109	110	123	126	43	
Total Equity Value	$1,004	$31,966	$56,059	$30,906	$7,519	$10,648	$6,514	$7,132	$2,837	$1,621	$1,002	$2,132	$2,161	
Debt	553	50,157	28,478	20,108	8,886	6,975	5,347	2,990	3,240	3,153	3,397	1,642	1,539	
Preferred Equity	-	6,077	50	1,575	2,666	-	771	-	651	1,374	854	58	-	
Noncontrolling Interest	-	8,331	1,104	-	2,811	-	-	-	435	-	-	-	-	
Cash	(31)	(1,111)	(231)	(42)	(114)	(248)	(1)	(3)	(12)	(8)	(105)	(15)	(3)	
Enterprise Value	$1,526	$95,420	$85,460	$52,547	$21,768	$17,375	$12,631	$10,119	$7,150	$6,140	$5,148	$3,816	$3,697	
Enterprise Value /														
2022E EBITDA	7.0 x	7.6 x	9.9 x	9.2 x	8.5 x	8.7 x	7.9 x	10.3 x	8.4 x	8.6 x	8.7 x	9.5 x	11.1 x	8.7 x
2023E EBITDA	6.9 x	7.8 x	9.4 x	9.0 x	8.2 x	8.5 x	7.8 x	9.9 x	7.1 x	8.3 x	7.5 x	9.0 x	7.9 x	8.3 x
2024E EBITDA	6.8 x	7.7 x	9.2 x	NA	8.0 x	8.2 x	8.3 x	9.3 x	6.8 x	8.0 x	7.0 x	8.9 x	7.5 x	8.0 x
Valuation Metrics														
LQA Yield	7.50%	7.72%	7.39%	9.24%	8.13%	7.58%	5.50%	7.70%	10.09%	10.88%	7.34%	8.30%	7.89%	7.80%
2022E Yield	7.50%	9.65%	8.95%	9.24%	8.13%	7.58%	5.24%	7.85%	10.09%	10.88%	7.34%	8.30%	8.05%	8.22%
2023E Yield	7.50%	11.97%	9.77%	9.24%	8.29%	7.58%	5.49%	8.24%	10.59%	10.88%	7.34%	9.49%	8.47%	8.85%
2024E Yield	7.50%	12.26%	10.26%	NA	8.46%	7.58%	5.49%	8.66%	11.13%	10.88%	7.71%	10.68%	8.89%	8.89%
2022E DCF Yield	16.58%	22.84%	12.19%	15.17%	19.46%	15.79%	17.73%	11.74%	20.08%	21.65%	20.32%	14.35%	11.34%	16.76%
2023E DCF Yield	17.09%	22.12%	13.06%	15.24%	20.36%	16.49%	18.91%	11.95%	23.71%	21.65%	27.17%	14.82%	15.00%	17.70%
2024E DCF Yield	17.63%	22.64%	13.52%	NA	21.35%	17.10%	17.80%	12.30%	25.95%	24.67%	29.38%	15.10%	15.48%	17.80%
Coverage														
2022E Coverage	2.21 x	2.37 x	1.36 x	1.64 x	2.39 x	2.08 x	3.38 x	1.49 x	1.99 x	1.99 x	2.77 x	1.73 x	1.41 x	1.99 x
2023E Coverage	2.28 x	1.85 x	1.34 x	1.65 x	2.46 x	2.18 x	3.44 x	1.45 x	2.24 x	1.99 x	3.70 x	1.56 x	1.77 x	1.92 x
2024E Coverage	2.35 x	1.85 x	1.32 x	NA	2.52 x	2.26 x	3.24 x	1.42 x	2.33 x	2.27 x	3.81 x	1.41 x	1.74 x	2.26 x
Credit Statistics														
Debt / 2022E EBITDA	2.5 x	4.0 x	3.3 x	3.5 x	3.5 x	3.5 x	3.3 x	3.0 x	3.8 x	4.4 x	5.7 x	4.1 x	4.6 x	3.7 x
Debt + Pref / 2022E EBITDA (2)	2.5 x	4.2 x	3.3 x	3.7 x	4.0 x	3.5 x	3.6 x	3.0 x	4.2 x	5.4 x	6.4 x	4.2 x	4.6 x	4.1 x

Source: Company filings, Wall Street research and FactSet as of 7/21/2022. PBFX Balance Sheet items and common units outstanding as of as 6/30/2022 per PBF Management provided estimates on 7/14/2022.
Note: Estimates per Wall Street research for PBFX and peers.
1. *Excludes 911,290 Phantom Units and reflects a total of 62,732,078 PBFX common units outstanding as 6/30/2022 per PBF Management estimates provided on 7/14/2022.*
2. *Includes 50% of preferred equity.*

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CONFIDENTIAL

Trading Comparables | Downstream

Trading Comparables

($ in millions, except per share values)	PBF Adj. Consensus [1]	Core Peers: CVR Energy	Core Peers: Delek US	Core Peers: HF Sinclair	Other Peers: Marathon	Other Peers: Phillips 66	Other Peers: Valero	Median
Stock Price as of 7/21/2022	$26.42	$29.27	$22.92	$43.84	$86.45	$85.21	$104.15	
Diluted Shares Outstanding	126	103	73	226	547	486	408	
Total Equity Value	**$3,320**	**$3,010**	**$1,663**	**$9,895**	**$47,289**	**$41,371**	**$42,503**	$25,633
Total Debt	3,268	1,603	2,816	3,392	27,132	14,434	12,861	
Cash	2,174	676	791	592	7,148	3,335	2,338	
Net Debt	1,093	927	2,025	2,799	19,984	11,099	10,523	
Minority Interest [2]	524	633	455	1,126	11,140	--	--	
Enterprise Value	**$4,938**	**$4,570**	**$4,144**	**$13,820**	**$78,413**	**$52,470**	**$53,026**	$33,145
Enterprise Value to:								
2022E EBITDA	1.6x	3.6x	4.0x	3.7x	4.2x	4.8x	3.7x	3.9x
2023E EBITDA	3.3x	5.3x	6.0x	5.3x	6.6x	6.4x	5.4x	5.7x
2024E EBITDA	5.5x	6.5x	7.7x	6.3x	7.3x	6.7x	6.7x	6.7x
Equity Value to:								
2022E CFFO	1.4x	2.5x	2.3x	3.0x	3.0x	4.5x	3.6x	3.0x
2023E CFFO	3.0x	6.3x	3.1x	4.6x	4.1x	6.2x	4.9x	4.7x
2024E CFFO	4.0x	4.6x	3.0x	4.3x	4.5x	6.3x	5.1x	4.5x
2022E Net Income	2.0x	5.8x	3.6x	4.0x	4.6x	5.7x	4.8x	4.7x
2023E Net Income	6.6x	10.3x	9.0x	7.2x	10.1x	8.6x	8.3x	8.8x
2024E Net Income	16.6x	14.3x	16.2x	9.4x	13.0x	8.7x	11.5x	12.3x

Source: Company filings, Wall Street research and FactSet as of 7/21/2022. PBF Balance Sheet items and common shares outstanding as of as 6/30/2022 per PBF Management provided estimates on 7/14/2022, including dilutive securities.
Note: PBF financial projections reflects adjusted consensus. Peers reflect median analyst estimates.
1. *PBF research based on adjusted consensus reflecting median estimates of selected equity research analysts publishing within the last 30 days.*
2. *Reflects market value of public interest in respective MLPs. For PBF, calculated as 32,778,447 PBFX public common units outstanding as 6/30/2022 per PBF Management estimates provided on 7/14/2022 multiplied by current unit price of $16.00.*

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CONFIDENTIAL  Disclaimer  17  The preceding pages contain material that was provided to the Board of Directors (the “Board”) of PBF Energy, Inc. (the “Company”) by Barclays Capital Inc. (“Barclays”). The accompanying material and any Barclays presentation related to the material was compiled or prepared on a confidential basis solely for consideration by the Board and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays. The information contained in this material was obtained from the Company and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof and does not assume any liability for any such information. These materials are being provided in connection with an actual corporate engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays.  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